INVESTMENT ADVISORY AGREEMENT

Agreement made as of the first day of June, 1987 and amended and restated as of the 19th day of March, 2004, by and among the trustees of Elfun Diversified Fund (the “Trustees”), a Connecticut common law trust (the “Fund” or the “Trust”), and GE Asset Management Incorporated, a Delaware corporation and wholly-owned subsidiary of General Electric Company (“GEAM”).

WITNESSETH:

WHEREAS, on the first day of June, 1987, the Trustees entered into an Investment Advisory Agreement with an advisory affiliate of GEAM, then known as General Electric Investment Corporation, which advisory affiliate merged into GEAM on the 31st day of March, 2000; and

WHEREAS, with the consent of the parties to the aforesaid Investment Advisory Agreement, GEAM assumed the responsibilities of General Electric Investment Corporation under said Agreement; and

WHEREAS, GEAM continues to agree to furnish the Fund with certain services in connection with the management and the investment of monies in the Fund’s portfolio, and the Trustees desire that GEAM furnish such services, all as herein provided, pursuant to this amended and restated Agreement; and

WHEREAS, the Fund qualifies as an “employees’ securities company” within the meaning of the Investment Company Act of 1940, as amended, and as a “regulated investment company” within the meaning of the Internal Revenue Code of 1986, as amended; and

NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

1.	Appointment as Investment Adviser and Administrator

The Trustees hereby appoint GEAM to act as the Investment Adviser and Administrator to the Fund on the terms set forth in this agreement. GEAM hereby accepts such appointment and agrees to render the services herein set forth on the terms herein contained.

2.	Services to be Performed

a.	GEAM will recommend to the Trustees certain individuals to fill the positions of Manager, Secretary and, if the Trustees so desire, Assistant Secretary and other officers of the Fund. Upon receipt of such recommendations the Trustees will vote upon the appointment of such individuals to the positions for which they were recommended; and will advise GEAM as to whether or not they have been so appointed.

b.

Subject to the supervision and direction of the Trustees, GEAM will provide a continuous investment management program for the Fund’s assets, and will manage the investment and reinvestment of all the assets in the Fund from time to time (including any income earned thereon and increments in the value thereof). Among other things, GEAM shall be responsible for all investment decisions regarding purchases and sales of securities and other property, the retention of securities, and the retention of uninvested cash. In performing the aforesaid services, GEAM shall comply with all investment policies of the Fund in effect from time to time and such general guidance, policies and instructions as the Trustees may additionally establish. GEAM shall, in addition, make recommendations as and when requested by the Trustees with respect to the adoption or modification of investment policies and the Fund’s objective.

c.	Subject to the supervision and direction of the Trustees, GEAM will arrange for the payment from the assets of the Fund all amounts necessary to discharge obligations incurred by or on behalf of the Fund (including distributions to, and payments in respect of redemptions by, the holders of units (“Units”) of the Fund (“Unitholders”).

d.	GEAM will vote all securities beneficially owned by the Fund in accordance with policies and procedures established by the Trustees and, to the extent prescribed, by such policies, subject to their prior approval.

e.	Subject to the supervision and direction of the Trustees, GEAM, as administrator, will furnish the Fund with, or cause it to be furnished with, statistical and research data, clerical help and accounting, data processing, bookkeeping, internal auditing services and certain other services required by the Fund. Without limiting the generality of the foregoing, GEAM will:

i.	prepare and distribute, or cause the Fund to prepare and distribute, all reports including reports to the Unitholders which are required by Federal and state regulatory authorities, as well as any other reports specifically requested by the Trustees from time to time;

ii.	maintain, or cause the fund to maintain, the records of all security transactions of the Fund required to be maintained by applicable law or as requested by the Trustees;

iii.	cooperate with the independent public accountants retained by the Trustees in their examination of the Fund and will cooperate in any inspection of the accounts and records by the Trustees;

iv.	compute, or cause the Fund to compute, the net asset value for the Fund in accordance with the Fund’s organizational documents (referred to herein as the “Trust Agreement”) and the Fund’s prospectus and statement of additional information (the “Registration Statement”);

v.	prepare, or cause the Fund to prepare, such reports to, and filings with Federal, state or local governmental authorities, including tax returns, as may be required by applicable law or as requested by the Trustees;

vi.	submit periodically to the Trustees, or cause the Fund to submit periodically to the Trustees, written reports covering fund transactions, the results of the Fund’s operations, the assets and financial condition of the Fund, and such other information in such form and at such times as the Trustees may reasonably request; and

vii.	be responsible for causing the Fund to effect adequate routines to collect, receive and deposit all income of the Fund and other payments to the Fund, including stock dividends, rights, warrants and similar items, but excluding payments associated with subscriptions and revocations.

f.	GEAM will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information GEAM believes is appropriate for this purpose.

g.	GEAM, in the performance of its duties and obligations under this Agreement, shall act in conformity with the certain documents relating to the Fund, as amended and including but not limited to: the Trust Agreement, the Registration Statement, any relevant exemptive applications, notices and orders, and with any instructions and directions of the Trustees.

h.	GEAM may delegate all or a portion of its duties under this Agreement.

3.	Selection of Investments on Behalf of the Fund

Unless otherwise set forth in the Registration Statement or directed by the Fund, GEAM will, in selecting brokers or dealers to effect transactions on behalf of the Fund select the best overall terms available. In so doing, GEAM may consider the breadth of the market on the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. GEAM may also consider brokerage and research services provided to the Fund and/or other accounts over which GEAM or its affiliates exercise investment discretion. The Fund recognizes the desirability of GEAM’s having access to supplemental investment and market research and security and economic analyses provided by brokers and that those brokers may execute brokerage transactions at a higher cost to the Fund than would be the case if the transactions were executed on the basis of the most favorable price and efficient execution. The Fund, thus, authorizes GEAM, to the extent permitted by applicable law and regulations, to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide supplemental investment and market research and security and economic analyses, subject to review by the Trustees of the Fund and from time to time with respect to the extent and continuation of this practice. The Fund understands that the services provided by those brokers may be useful to GEAM in connection with its services to other clients.

4.	Services to Other Companies or Accounts

a.	The Fund understands and acknowledges that GEAM now acts and will continue to act as investment manager or adviser to various fiduciary or other managed accounts and the Fund has no objection to GEAM’s so acting, so long as that when the Fund and any account served by GEAM are prepared to invest in, or desire to dispose of, the same security, available investments or opportunities for sales, as well as the expenses incurred in such transactions, will be allocated in a manner believed by GEAM to be equitable to the Fund and the account. The Fund recognizes that, in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtained or disposed of by the Fund.

b.

The Fund understands and acknowledges that the persons employed by GEAM to assist in the performance of its duties under this Agreement will not devote their full time to that service and agrees that nothing contained in this Agreement will be deemed to limit or restrict the right of GEAM or any affiliate of GEAM to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

5.	Compensation

The Fund will, within thirty (30) days after receipt of an invoice therefore, reimburse GEAM for reasonable costs (direct and indirect, including without limitation, indirect costs involving allocable overhead, consulting fees, and informational brochures and services, etc.) of providing the services specified in Paragraph 2 above; provided, however, that GEAM shall not include among such costs any increment for profit to itself or its employees. Without limiting the generality of the foregoing, the costs to be borne by the Fund include, but are not limited to: the direct and indirect costs of GEAM personnel providing investment advisory and other services to the Fund (but no compensation related strictly to their services as officers and trustees of the Fund); the costs of internal and external accounting, audit, legal and compliance services; the costs of maintaining the Fund’s existence; the costs attributable to Unitholder services (including without limitation, telephone and personnel expenses) as set forth in the Amended and Restated Servicing Agreement dated March 1, 1999, between the Fund and GEAM’s affiliate, GE Investment Distributors, Inc.; charges and expenses of any registrar; the costs of custody, transfer agency and recordkeeping services in connection with the Fund; brokerage fees and expenses; taxes; interest on borrowings; registration costs of the Fund and its shares under Federal and state securities laws; the cost and expense of printing, including typesetting and distributing to regulatory authorities and the Fund’s Unitholders, prospectuses and statements of additional information describing the Fund and any supplements to those documents; all expenses incurred in conducting meetings of the Fund’s Unitholders and meetings of the Fund’s Board of Trustees relating to the Fund; all expenses incurred in preparing, printing and mailing proxy statements and reports to Unitholders of the Fund; all expenses incident to any dividend, withdrawal or redemption options provided to Fund Unitholders; charges and expenses of any outside service used for pricing the Fund’s portfolio securities and calculating the net asset value of the Fund’s Units; membership dues of industry associations; postage; insurance premiums on property or personnel (including Fund officers and Trustees) of the Fund that inure to their benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification relating thereto); and all other costs of the Fund’s operations.

6.	Records

GEAM shall maintain such books and records with respect to its activities hereunder as may be required from time to time by applicable law and as the Trustees may, in addition, reasonably request. GEAM shall make available its books and records to the Trustees and their agents, counsel and accountants as and when requested by the Trustees for purposes of audit or otherwise.

7.	Limitation of Liability

a.	GEAM will exercise its best judgment in rendering the services described in this

Agreement, except that GEAM shall not be liable, subject to any contrary mandatory requirements of applicable law, for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, other than a loss resulting from willful misfeasance, bad faith or gross negligence on the part of GEAM in the performance of its duties under this Agreement or from GEAM’s reckless disregard of its obligations and duties under this Agreement.

b.	The Fund and GEAM agree that the obligations of the Fund under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund. The execution and delivery of this Agreement have been authorized by the Trustees of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Fund.

8.	Communications

All communications between GEAM and the Trustees may be made orally or in writing and GEAM may rely on any such communications if it believes in good faith that the same have been given to it by a Trustee of the Fund of other person duly authorized on their behalf.

9.	Entire Agreement; Amendments; Severability

This Agreement embodies the entire understanding of the parties hereto with respect to its subject matter, supersedes any prior or contemporaneous agreements or understandings between the parties with respect to such subject matter and may only be modified or amended or the terms hereof waived by an instrument in writing signed by one person or entity against whom such amendment, modification or waiver is sought to be enforced. If, for any reason, any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

10.	Continuance and Termination

This Agreement will become effective as of the day and year first above written and will continue from year to year thereafter so long as such continuance is approved at least annually by the Trustees. This Agreement may be terminated by either party hereto at any time on not more than sixty (60) nor less than thirty (30) days’ prior notice thereof to the other party hereto. This Agreement may not be assigned or transferred by either party hereto to any third party and any such attempted assignment or transfer shall automatically act to terminate this Agreement. In the event of expiration or termination of this Agreement, GEAM shall transfer, or cause to be transferred, the assets allocated to GEAM, and such accounting and investment records as the Fund Trustees may request for continued operation of the Fund, to the person or persons designated by the Fund Trustees.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

ELFUN DIVERSIFIED FUND

By:

John H. Myers, Chairman of the Board

ATTEST:

Matthew J. Simpson, Assistant Secretary

GE ASSET MANAGEMENT INCORPORATED

By:

John H. Myers, Chief Executive Officer

ATTEST:

Matthew J. Simpson, Assistant Secretary